EXHIBIT 10.30

TOOTSIE ROLL INDUSTRIES, INC.
POST 2004-EXCESS BENEFIT PLAN

WHEREAS, the Tootsie Roll Industries, Inc. Employees’ Pension Plan (the “Pension Plan”) and the Tootsie Roll Industries, Inc. Profit Sharing Plan, the Charms Employees’ Retirement & Savings Plan, and the Cambridge Brands, Inc. Retirement & Savings Plan (collectively, the “Profit Sharing Plans”) were established for the benefit of employees of Tootsie Roll Industries, Inc., a Virginia corporation, (the “Company”) and certain related employers (the “Employers”);

WHEREAS, the Internal Revenue Code of 1986, as amended (the “Code”) requires that contributions under the Pension Plan and the Profit Sharing Plans be limited in certain respects, and accordingly, such Plans (1) impose, pursuant to section 415 of the Code (the “Section 415 limitation”), limitations on the maximum amount which can be allocated to a participant’s accounts under such Plans for any plan year, and (2) impose, pursuant to Section 401(a)(17) of the Code (the “Section 401(a)(17) Limitation”) limitations on the amount of compensation of any employee taken into account under such Plans for any plan year;

WHEREAS, the Company adopted effective January 1, 1989 and continues to maintain the Tootsie Roll Industries, Inc. Excess Benefit Plan (the “Excess Benefit Plan”) for the purpose of providing for the benefit of employees of the Company and the Employers the amounts which would have been allocated to the employee’s accounts under the Pension Plan and the Profit Sharing Plans but for the application of various Code limitations.

WHEREAS, the Company desires to adopt the Tootsie Roll Industries, Inc. Post 2004-Excess Benefit Plan (the “Plan”) to provide benefits similar to the Excess Benefit Plan and to comply with the requirements of Section 409A of the Code for calendar years beginning January 1, 2005.

NOW, THEREFORE, the Company adopts the Plan, effective as of January 1, 2005, as follows:

1.             There shall be established on the books of the Company and each participating Employer an account in the name and on behalf of each employee thereof who is a participant in the Pension Plan and who, for any plan year (as defined in the Pension Plan) beginning after December 31, 2004 would have been entitled to allocations to his account under the Pension Plan in an amount (an “excess amount”) in excess of the amount allowed under (a) the Section 415 limitation, and (b) the Section 401(a)(17) limitation but for the application of such Sections (and the related rules and regulations of the Internal Revenue Service).  In addition, Pension Plan amounts allocated under the Excess Benefit Plan that were not vested as of December 31, 2004 shall be credited to this account.

2.             There shall be established on the books of the Company and each participating Employer an account in the name and on behalf of each employee thereof who is a participant in any of the Profit Sharing Plans and who, for any plan year (as defined in the Profit Sharing Plans) beginning after December 31, 2004 would have been entitled to allocations to his accounts under a Profit Sharing Plan in an amount (an “excess amount”) in excess of the amount allowed under (a) the Section 415 limitation, and (b) the Section 401(a)(17) limitation, but for the application of such Sections (and the related rules and regulations of the Internal Revenue Service).  In addition, Profit Sharing Plan amounts allocated under the Excess Benefit Plan that were not vested as of December 31, 2004 shall be credited to this account.

3.             For bookkeeping purposes only, and pursuant to rules established by the Administrator, appointed pursuant to Section 2.4 of the Tootsie Roll Industries, Inc. Profit Sharing Plan (the “Administrator”), in its sole discretion, each employee may from time to time request that his account balances established pursuant to paragraphs 1 and 2 of this Plan be considered to be invested in certain designated publicly traded mutual funds and other investments selected by the Administrator.  Each such request made by the employee shall be effective until a new request is filed by him with the Administrator. If the employee does not make such a request, amounts credited to his account balance shall be deemed to be invested in any fund designated by the Administrator in its sole discretion. Although the Company or an Employer might actually invest assets of the Company or such Employer according to an employee’s request, it is not required to do so nor to even set aside an amount equal to such account balances.  The employee’s account balance shall be increased by gains or decreased by the losses and expenses (including sales commissions and all fund charges) which are or would be realized or paid by the Company or Employer as if assets of the Company or Employer in an amount equal to the employee’s account balances were actually invested in the funds requested by the employee.

4.             All amounts credited to an employee’s accounts pursuant to the terms of this Plan shall be subject to the vesting schedule and the rules and definitions of the Pension Plan relating to vesting which are incorporated by reference herein; provided, however, any forfeiture from an employee’s account resulting from the application of such vesting schedule shall be a charge against the employee’s account and no such forfeited amount shall be used to increase benefits to other employees covered by this Plan.

5.             The distribution of an employee’s accounts under this Plan shall be made no later than 60 days after the close of the calendar year in which the participant’s employment terminates. Such distribution shall be based on the balances of his accounts as of the last day of the month immediately preceding the distribution. Such distribution shall be made in a single lump-sum payment or installment payments as the employee may elect in the manner prescribed by the Administrator.  The distribution of an employee’s accounts in installments shall be made in not more than 3 consecutive annual installments.  Each installment shall be equal to the value of the employee’s Accounts multiplied by a fraction, the numerator of which is 1 and the denominator of which is the number of installments remaining to be paid.  If any employee accounts hereunder shall be paid in installments, the remaining balances in such accounts shall be increased by gains or decreased by the losses and expenses (including sales commissions and all fund charges) as described under paragraph 3 hereunder.  If an employee fails to elect a form of distribution for any payment to which he or she may be entitled under the Plan, then that payment shall be distributed in the form of a lump sum payment.

Notwithstanding anything to the contrary contained in this Plan, or any election made by the employee, the Administrator shall make a lump sum payment of an employee Account that does not exceed the Minimum Distribution Amount. For purposes of this provision, the Minimum Distribution Amount shall be the applicable dollar amount under Section 402(g)(i)(B) of the Code for the year in which the distribution is made.

6.             If an employee shall die while any amounts remain credited to the accounts established on his behalf pursuant to paragraph 1 or 2 of this Plan, such amounts shall be distributed as provided in paragraph 5 of this Plan to the beneficiary or beneficiaries as the employee may, from time to time designate in writing delivered to the Administrator. An employee may revoke or change his beneficiary designation at any time in writing delivered to the Administrator.  If an employee does not designate a beneficiary under this Plan, or if no designated beneficiary survives the employee, his accounts shall be distributed to the person or persons entitled to his accounts under the Profit Sharing Plan in which he is a participant (or who would be so entitled if there were then an amount remaining unpaid under the Profit Sharing Plan).

7.             This Plan may be amended or terminated in any respect at any time by the Administrator; provided, however, that except as otherwise provided in Section 12 hereof, no amendment or termination of the Plan shall be effective to reduce any benefits that accrue before the adoption of such amendment or termination.  If and to the extent permitted without violating the requirements of Section 409A of the Code, the Administrator may require that all of the employee’s Accounts (including, without limitation, any remaining benefits payable to employees or beneficiaries receiving distributions in installments at the time of the termination) be distributed as soon as practicable after such termination, notwithstanding any elections by employees or beneficiaries with regard to the timing or form in which their benefits are to be paid.  If and to the extent that the Administrator does not accelerate the timing of distributions on account of the termination of the Plan pursuant to the preceding sentence, payment of any remaining benefits under the Plan shall be made at the same times and in the same manner as such distributions would have been made based upon the most recent effective elections made by employees and beneficiaries, and the terms of the Plan, as in effect at the time the Plan is terminated.

If and to the extent otherwise permitted by Section 409A and the Treasury Regulations thereunder, the Company may terminate and liquidate the Plan if the following requirements are met:

(i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

(ii) the Company and the Employers terminate and liquidate all  methods, programs and other arrangements sponsored by the Company that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 1.409A-1(c) of the Treasury Regulations if the employee had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

(iii) no payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan, other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not been taken;

(iv) all payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

(v) neither the Company nor any Employer adopts a new plan that would be aggregated with any terminated and liquidated plan under applicable Treasury Regulations if the same employee participated in both plans, at any time within three years following the date that the Company takes all necessary action to irrevocably terminate and liquidate the Plan.

8.             Benefits provided pursuant to subpart (a) of paragraphs 1 and 2 of this Plan are intended to be an “excess benefit plan” within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  Benefits provided pursuant to subparts (b) and (c) of paragraphs 1 and 2 of this Plan are intended to constitute a plan maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees.  This Plan shall not be a funded plan, and the Company and the participating Employers shall be under no obligation to set aside any funds for the purpose of making payments under this Plan.  Any payments hereunder shall be made out of the general assets of the employers.  Except to the extent preempted by ERISA, this Plan shall be interpreted according to the laws of the State of Illinois.

9.             The Administrator shall be charged with the administration of this Plan and shall have the same powers and duties, and shall be subject to the same limitations, as are described in the Tootsie Roll industries, Inc. Profit Sharing Plan.

10.           Notwithstanding anything contained in the Pension Plan or the Profit Sharing Plans to the contrary, it shall be a condition of the payment of benefits under this Plan that neither such benefits nor any portion thereof shall be assigned, alienated or transferred to any person voluntarily or by operation of any law, including any assignment, division or awarding of property under state domestic relations law (including community property law).  If any person shall endeavor or purport to make any such assignment, alienation or transfer, the amount otherwise provided hereunder which is the subject of such assignment, alienation or transfer shall cease to be payable to any person.

11.           Any corporation which was not a party to the Excess Benefit Plan as in effect on January 1, 2005 and which is or becomes a participating employer under the Pension Plan or one of the Profit Sharing Plans may become a participating Employer in this Plan by delivery to the Company of a resolution of its board of directors or duly authorized committee to such effect, which resolution shall specify the first plan year under the Pension Plan or the Profit Sharing Plan for which this Plan shall be effective in respect of the employees of such corporation.

12.           This Plan shall be construed in a manner consistent with the applicable requirements of Section 409A of the Code, and the Administrator, in its sole discretion and without the consent of any employee or beneficiary, may amend the provisions of this Plan if and to the extent that the Administrator determines that such amendment is necessary or appropriate to comply with the applicable requirements of Section 409A of the Code.

IN WITNESS WHEREOF, the Company has caused this instrument to be executed and its corporate seal to be hereunto affixed this          day of                                       , 2008.

TOOTSIE ROLL INDUSTRIES, INC.

By:

Title:

(Corporate Seal)

ATTEST

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